Exhibit 3.1
                               Secretary of State
                               Corporation Section


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is I-Tech Holdings Group, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on May 5, 1999, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below.


_______   No Shares have been issued or Directors Elected - Action by
          Incorporators

_______   No shares have been issued but Directors Elected - Action by Directors

_______ Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

___X___ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.


THIRD: If changing corporate name, the new name of the corporation is Stockgroup.com Holdings, Inc.

FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: n/a

    If these amendments are to have delayed effective date, please list that date: n/a (Not exceed ninety (90) days form the date of filing)


                                   -----------------------------------
                                   Signature /s/  Marcus New
                                            --------------------------
                                   Title:  Marcus New, Chief Executive Officer